Exhibit 99.1

Patriot Acquisition Corp. Announces Closing of Partial Exercise of Over-Allotment Option in Connection with its Initial Public Offering

Radnor, PA, May 21, 2026 /EINPresswire.com/ -- Patriot Acquisition Corp. (the “Company”) announced today that it closed the sale of an additional 1,500,000 units of the Company, pursuant to the partial exercise of the underwriter’s over-allotment option granted in connection with the Company’s initial public offering (together with the over-allotment closing, the “Offering”), at the price of $10.00 per unit, resulting in additional gross proceeds of approximately $15,000,000.

After giving effect to this partial exercise of the over-allotment option, the total number of units sold in the Offering increased to 17,500,000 units, resulting in total gross proceeds of $175,000,000, before deducting underwriting discounts and estimated offering expenses.

The Company’s units began trading on May 15, 2026 on the Nasdaq Global Stock Market LLC (“Nasdaq”) under the ticker symbol “PTACU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PTAC” and “PTACW,” respectively.

The Company is a blank check company formed for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company currently intends to concentrate its efforts in identifying businesses in the financial industry group (FIG Sector), with a focus on fee-based fintech, specialty finance and digital banking companies. However, it may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution.

The Company’s management team is led by Jack Kopnisky, Chief Executive Officer and Chairman, and Thomas Cestare, its Chief Financial Officer and Vice Chairman. The Board also includes James Barresi, Robert Jones, Michael Taff, and Joseph V. Topper, Jr.

Keefe, Bruyette & Woods, A Stifel Company, acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Patriot Acquisition Corp.
Thomas Cestare

tcestare@patriotfp.com
(215) 399-4650